Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-4 of ConnectOne Bancorp, Inc. and the related joint proxy statement/prospectus of ConnectOne Bancorp, Inc. and Bancorp of New Jersey, Inc. of our report dated March 18, 2019, relating to the consolidated financial statements of Bancorp of New Jersey, Inc. and the effectiveness of internal control over financial reporting of Bancorp of New Jersey, Inc. appearing in the Annual Report on Form 10-K of Bancorp of New Jersey, Inc. for the year ended December 31, 2018.

We also consent to the reference to our firm under the caption “Experts” in the joint proxy statement/prospectus, which is part of the Registration Statement.

/s/ Baker Tilly Virchow Krause, LLP

Iselin, New Jersey
September 27, 2019